Exhibit 99.1

SRC ENERGY INC.

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold and Royalty Interests

SEC Parameters

As of

September 30,  2017

/s/ James L. Baird	/s/ Richard J. Marshall
James L. Baird, P.E.	Richard J. Marshall, P.E.
Colorado License No. 41521	Colorado License No. 23260
Managing Senior Vice President	Vice President
[SEAL]	[SEAL]
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (303) 623-4258
621 SEVENTEENTH STREET SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303) 623-9147

November 7, 2017

SRC Energy Inc.

1625 Broadway, 3rd Floor

Denver, Colorado  80202

Gentlemen:

At the request of SRC Energy Inc. (SRC), Ryder Scott Company, L.P. (Ryder Scott) has conducted a reserves audit of the estimates of the proved reserves, future production and discounted future net income as of September 30, 2017 prepared by SRC’s engineering and geological staff based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations).  Our reserves audit, completed on November 7, 2017 and presented herein, was prepared for public disclosure by SRC in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.  The estimated reserves and income data shown herein represent SRC’s estimated net reserves and income data attributable to the leasehold and royalty interests in certain properties owned by SRC, as of September 30, 2017.  The properties reviewed by Ryder Scott incorporate SRC’s reserve determinations and are located in the state of Colorado.

The properties reviewed by Ryder Scott account for 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of SRC as of September 30, 2017.

As prescribed by the Society of Petroleum Engineers in Paragraph 2.2(f) of the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (SPE auditing standards), a reserves audit is defined as “the process of reviewing certain of the pertinent facts interpreted and assumptions made that have resulted in an estimate of reserves and/or Reserves Information prepared by others and the rendering of an opinion about (1) the appropriateness of the methodologies employed; (2) the adequacy and quality of the data relied upon; (3) the depth and thoroughness of the reserves estimation process; (4) the classification of reserves appropriate to the relevant definitions used; and (5) the reasonableness of the estimated reserve quantities and/or Reserves Information.”  Reserves Information may consist of various estimates pertaining to the extent and value of petroleum properties.

Based on our review, including the data, technical processes and interpretations presented by SRC, it is our opinion that the overall procedures and methodologies utilized by SRC in preparing their estimates of the proved reserves, future production and discounted future net income as of September 30, 2017 comply with the current SEC regulations and that the overall proved reserves, future production and discounted future net income for the reviewed properties as estimated by SRC are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.

The estimated reserves and future net income amounts presented in this report are related to hydrocarbon prices.  SRC has informed us that in the preparation of their reserve and income projections, as of September 30, 2017, they used average prices during the 12-month period prior to

1100 LOUISIANA STREET, SUITE 4600	HOUSTON, TEXAS 77002-5294	TEL (713) 651-9191	FAX (713) 651-0849
SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790

the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations.  Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report.  The net reserves and net income data as estimated by SRC attributable to SRC’s interest in properties that we reviewed are summarized as follows:

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Leasehold and Royalty Interests of

SRC Energy Inc.

As of September 30, 2017

	Proved
	Developed
	Producing	Non-Producing	Undeveloped	Total
Audited by Ryder Scott

Net Reserves
Oil/Condensate — MBarrels	19,724	5,510	29,566	54,800
Plant Products — MBarrels	16,228	4,295	21,594	42,117
Gas — MMCF	156,473	36,822	198,424	391,719

Income Data - $M
Future Gross Revenue	$1,441,936	$377,469	$2,035,765	$3,855,170
Deductions	495,663	110,133	1,047,083	1,652,879
Future Net Income (FNI)	$946,273	$267,336	$988,682	$2,202,291

Discounted FNI @ 10%	$646,669	$185,293	$450,767	$1,282,729

Liquid hydrocarbons are expressed in standard 42 gallon barrels and shown herein as thousands of barrels (MBarrels).  All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located  In this report, discounted future net income data are expressed as thousands of U.S. dollars ($M).

The future gross revenue is after the deduction of production taxes.  The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage.  The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

Reserves Included in This Report

In our opinion, the proved reserves presented in this report conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a).  An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report.  The proved developed non-producing reserves included herein consist of the shut-in category.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.”  All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made.  The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data.  The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved.  Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.  At SRC’s request, this report addresses only the proved reserves attributable to the properties reviewed herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.”  The proved reserves included herein were estimated using deterministic methods.  The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.  For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.”  Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks.  Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Audit Data, Methodology, Procedure and Assumptions

The estimation of reserves involves two distinct determinations.  The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a).  The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures.  These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy.  These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves.  Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator.  When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves.  If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator.  Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported.  For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.”  The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.”  The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.”  All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available.  Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves, prepared by SRC,  for the properties that we reviewed were estimated by performance methods and analogy.  One hundred percent of the proved producing reserves attributable to producing wells and/or reservoirs that we reviewed were estimated by decline curve analysis which utilized extrapolations of historical production data available through July, 2017, in those cases where such data were considered to be definitive.  The data utilized in this analysis were furnished to Ryder Scott by SRC and were considered sufficient for the purpose thereof.

One hundred percent of the proved developed non-producing and undeveloped reserves that we reviewed were estimated by analogy.  The data utilized from the analogues were considered sufficient for the purpose thereof.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, many factors and assumptions are considered including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates.  Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined.  While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in conducting this review.

As stated previously, proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined.  To confirm that the proved reserves reviewed by us meet the SEC requirements to be economically producible, we have reviewed certain primary economic data utilized by SRC relating to hydrocarbon prices and costs as noted herein.

The hydrocarbon prices furnished by SRC for the properties reviewed by us are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements.  For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations exclusive of inflation adjustments, were used until expiration of the contract.  Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

The initial SEC hydrocarbon prices in effect on September 30, 2017 for the properties reviewed by us were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold.  These benchmark prices are prior to the adjustments for differentials as described herein.  The table below summarizes the “benchmark prices” and “price reference” used by SRC for the geographic area reviewed by us.  In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices which were actually used by SRC to determine the future gross revenue for each property reviewed by us reflect adjustments to the benchmark prices for gravity, quality, local conditions, gas and plane product gathering and transportation fees and/or distance from market, referred to herein as “differentials.”  The differentials used by SRC were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by SRC.

The table below summarizes SRC’s net volume weighted benchmark prices adjusted for differentials for the properties reviewed by us and referred to herein as SRC’s “average realized prices.”  The average realized prices shown in the table below were determined from SRC’s estimate of the total future gross revenue before production taxes for the properties reviewed by us and SRC’s estimate of the total net reserves for the properties reviewed by us for the geographic area.  The data shown in the table below is presented in accordance with SEC disclosure requirements for each of the geographic areas reviewed by us.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America
United States	Oil/Condensate	WTI Cushing	$49.81/Bbl	$44.35/Bbl
	NGLs	WTI Cushing	$49.81/Bbl	$13.25/Bbl
	Gas	Henry Hub	$3.01/MMBTU	$2.38/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in SRC’s individual property evaluations.

Accumulated gas production imbalances, if any, were not taken into account in the proved gas reserve estimates reviewed.  The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Operating costs furnished by SRC are based on the operating expense reports of SRC and include only those costs directly applicable to the leases or wells for the properties reviewed by us. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells.  For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs.  The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements. Oil transportation and/or processing fees were included in operating costs.  The operating costs furnished by SRC were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by SRC.  No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs furnished by SRC are based on authorizations for expenditure for the proposed work or actual costs for similar projects.  The development costs furnished by SRC were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by SRC.  The estimated net cost of abandonment after salvage was included by SRC for properties where abandonment costs net of salvage were significant.  SRC’s estimates of the net abandonment costs were accepted without independent verification.

The proved developed non-producing and undeveloped reserves for the properties reviewed by us have been incorporated herein in accordance with SRC’s plans to develop these reserves as of September 30, 2017.  The implementation of SRC’s development plans as presented to us is subject to the approval process adopted by SRC’s management.  As the result of our inquiries during the course of our review, SRC has informed us that the development activities for the properties reviewed by us have been subjected to and received the internal approvals required by SRC’s management at the appropriate local, regional and/or corporate level.  In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to SRC.  SRC has provided written documentation supporting their commitment to proceed with the development activities as presented to us.  Additionally, SRC has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans.  While these plans could change from those under existing economic conditions as of September 30, 2017, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by SRC were held constant throughout the life of the properties.

SRC’s forecasts of future production rates are based on historical performance from wells currently on production.  If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated.  An estimated rate of decline was then applied to depletion of the reserves.  If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used by SRC to estimate the anticipated initial production rates for those wells or locations that are not currently producing.  For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by SRC.  Wells or locations that are not currently producing may start producing earlier or later than anticipated in SRC’s estimates due to unforeseen factors causing a change in the timing to initiate production.  Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

SRC’s operations may be subject to various levels of governmental controls and regulations.  These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax are subject to change from time to time.  Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a review of the properties in which SRC owns an interest; however, we have not made any field examination of the properties.  No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included by SRC for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Certain technical personnel of SRC are responsible for the preparation of reserve estimates on new properties and for the preparation of revised estimates, when necessary, on old properties.  These personnel assembled the necessary data and maintained the data and workpapers in an orderly manner.  We consulted with these technical personnel and had access to their workpapers and supporting data in the course of our audit.

SRC has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation.  In performing our audit of SRC’s forecast of future proved production and income, we have relied upon data furnished by SRC with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, and adjustments or differentials to product prices.  Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by SRC.  We consider the factual data furnished to us by SRC to be appropriate and sufficient for the purpose of our review of SRC’s estimates of reserves and future net income.  In summary, we consider the assumptions, data, methods and analytical procedures used by SRC and as reviewed by us appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate under the circumstances to render the conclusions set forth herein.

Audit Opinion

Based on our review, including the data, technical processes and interpretations presented by SRC, it is our opinion that the overall procedures and methodologies utilized by SRC in preparing their estimates of the proved reserves, future production and discounted future net income as of September 30, 2017 comply with the current SEC regulations and that the overall proved reserves, future production and discounted future net income for the reviewed properties as estimated by SRC are, in the aggregate, reasonable within the established audit tolerance guidelines of 10 percent as set forth in the SPE auditing standards.  Ryder Scott found the processes and controls used by SRC in their estimation of proved reserves to be effective and we found no bias in the utilization and analysis of data in estimates for these properties.

We were in reasonable agreement with SRC’s estimates of proved reserves, future production and discounted future net income for the properties which we reviewed; although in certain cases there was more than an acceptable variance between SRC’s estimates and our estimates due to a difference in interpretation of data.  However not withstanding, it is our opinion that on an aggregate basis the data presented herein for the properties that we reviewed fairly reflects the estimated net reserves, future production and discounted future net income owned by SRC.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937.  Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada.  We have over eighty engineers and geoscientists on our permanent staff.  By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue.  We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients.  This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations.  Many of our staff have authored or co-authored technical papers on the subject of reserves related topics.  We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to SRC.  Neither we nor any of our employees have any financial interest in the subject properties, and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this audit, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott.  The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the review of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party audit, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by SRC.

SRC makes periodic filings on Form 10-K with the SEC under the 1934 Exchange Act.  Furthermore, SRC has certain registration statements filed with the SEC under the 1933 Securities Act into which any subsequently filed Form 10-K is incorporated by reference.  We have consented to the incorporation by reference in the registration statements on Form S-3 and Form S-8 of SRC of the references to our name as well as to the references to our third party report for SRC, which appears in the December 31, 2016 annual report on Form 10-K of SRC.  Our written consent for such use is included as a separate exhibit to the filings made with the SEC by SRC.

We have provided SRC with a digital version of the original signed copy of this report letter.  In the event there are any differences between the digital version included in filings made by SRC and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices.  Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ James L. Baird

James L. Baird, P.E.
Colorado License No. 41521
Managing Senior Vice President
[SEAL]

/s/ Richard J. Marshall

Richard J. Marshall, P.E.
Colorado License No. 23260
Vice President
[SEAL]

JLB-RJM (FWZ)/pls

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P.  Richard J. Marshall was the primary technical person responsible for overseeing the estimate of the future net reserves and income.

Mr. Marshall, an employee of Ryder Scott Company L.P. (Ryder Scott) beginning in 1981, is a Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies.  Before joining Ryder Scott, Mr. Marshall served in a number of engineering positions with Texaco, Phillips Petroleum, and others.  For more information regarding Mr. Marshall’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Marshall earned a B.S. in Geology from the University of Missouri in 1974 and a M.S. in Geological Engineering from the University of Missouri at Rolla in 1976.  Mr. Marshall is a registered Professional Engineer in the State of Colorado.  He is a member of the Society of Petroleum Engineers, Wyoming Geological Association, Rocky Mountain Association of Geologists and the Society of Petroleum Evaluation Engineers.

Based on Mr. Marshall’s educational background, professional training and more than 30 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Marshall has attained the professional qualifications as a Reserves Estimator and Reserves Auditor as set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.